EXHIBIT 99.1

PRESS RELEASE February 28, 2008 7:00 AM ET	Contact:	Virginia Dadey 212-541-3707 vdadey@arrowres.com

ARROWHEAD STREAMLINES BUSINESS MODEL OF NANOBIOTECH SUBS,

CALANDO PHARMACEUTICALS AND INSERT THERAPEUTICS

PASADENA, Calif.—February 28, 2008—Arrowhead Research Corporation (Nasdaq: ARWR) announced today a fundamental streamlining of its majority-owned subsidiaries, Calando Pharmaceuticals and Insert Therapeutics. Arrowhead will assume active management of the companies and focus resources on bringing multiple products to the clinic as rapidly as possible. Arrowhead’s expanded role is intended to make Calando and Insert operations more efficient. This is a process that includes a merger of the companies, which has been submitted to shareholders. Larry Stambaugh has stepped down from his role as CEO of both companies but will remain a consultant to help establish partnerships with larger pharmaceutical companies.

The siRNA and small molecule delivery technologies that are the basis of Insert and Calando are well-developed. The companies may now focus exclusively on bringing products into clinical trials and sourcing partners to bring these products to market. The new approach involving management centralized at the Arrowhead level and scaled back infrastructure is a response to current consolidation within the pharmaceutical industry. It is more capital efficient to leverage existing sales, marketing and distribution infrastructure of established pharmaceutical companies than for Calando and Insert to invest in building their own. This model will enable Arrowhead shareholders to capture more value while decreasing their risk profile. In addition, the greater operational role that Arrowhead will play is a direct result of the increased capabilities it has been building in the nano-bio space.

“We believe the best way to build shareholder value is not to build a large pharmaceutical company at this time, but rather a small, fast, and focused company,” said Dr. Chris Anzalone, Arrowhead CEO. “Calando and Insert have powerful platforms and we are confident that we can introduce many products to the clinic and execute good partnerships with leading pharmaceutical companies.”

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About Arrowhead Research Corporation

Arrowhead Research Corporation (www.arrowheadresearch.com) (NASDAQ:ARWR) is a leading nanotechnology company commercializing new technologies in the areas of life sciences, electronics and energy. Arrowhead is building value for shareholders through the progress of majority owned subsidiaries founded on nanotechnologies originally developed at universities. The company works closely with universities to source early stage deals and to generate rights to intellectual property covering promising new nanotechnologies. Currently, Arrowhead has five subsidiaries commercializing nanotech products and applications, including anti-cancer drugs, RNAi therapeutics, fullerene anti-oxidants, carbon-based electronics and compound semiconductor materials.

About Calando Pharmaceuticals Inc. and Insert Therapeutics, Inc.

Calando Pharmaceuticals Inc. is a biopharmaceuticals company using proprietary technologies developed by Professor Mark Davis at Caltech to deliver targeted siRNA and small molecule therapeutics. Calando combines its innovative RONDEL™ system of polymeric delivery with siRNA to solve the long-standing obstacle of effective delivery and targeting for this revolutionary new field of medicine using RNA interference, or “RNAi”. Based upon the innovative breakthrough in siRNA delivery enabled by the RONDEL™ system, the potential of using siRNA in new systemic therapies, upstream from the mode of action of most drugs today, may finally be realized.

Insert’s lead therapeutic candidate, IT-101, composed of its Cyclosert™ delivery technology and a small molecule anticancer agent – camptothecin—is currently in a phase 1 trial at City of Hope in Pasadena, CA. The combined company plans to continue its development of RONDEL™ and Cyclosert™ through both internal R&D and in collaborations and partnerships with pharmaceutical and biotechnology companies. Calando expects that it will enter into collaborations with other companies working in the siRNA field to combine our delivery system with their siRNA to advance other innovative treatments for indications in oncology, viral infections, CNS, and metabolic and autoimmune diseases, among others.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

This news release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. Our actual results may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, including the future success of our clinical studies, our ability to successfully develop and manufacture products, rapid technological change in our industry, changes in demand for our future products, legislative, regulatory and competitive developments and general economic conditions. Our Annual Report on Form 10-K, and other SEC filings discuss these and other important risk factors that may affect our business, results of operations and financial condition. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.